                                                                    EXHIBIT 99.1

Contact:  Janie Maddox

          Post Properties, Inc.

          (404) 846-5056

                POST PROPERTIES ANNOUNCES THIRD QUARTER EARNINGS
  Investor/Analyst Conference Call Scheduled for November 2, 2004 at 10:00 a.m.
                                      EST

ATLANTA, November 1, 2004 - Post Properties, Inc. (NYSE: PPS) announced today a net loss available to common shareholders of $5.5 million for the third quarter of 2004, compared to a net loss available to common shareholders of $4.5 million for the third quarter of 2003. On a diluted per share basis, the net loss available to common shareholders was $0.14 for the third quarter of 2004, compared to a net loss available to common shareholders of $0.12 for the third quarter of 2003.

For the nine months ended September 30, 2004, net income available to common shareholders was $92.8 million, compared to a net loss of $3.1 million for the nine months ended September 30, 2003. On a diluted per share basis, net income available to common shareholders was $2.34 for the first nine months of 2004, compared to a net loss of $0.08 for the same period of 2003.

The company uses the National Association of Real Estate Investment Trusts ("NAREIT") definition of Funds from Operations ("FFO") as an operating measure of the company's financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the third quarter of 2004 totaled $15.2 million, or $0.36 per diluted share, compared to $16.8 million, or $0.40 per diluted share, for the third quarter of 2003. Excluding non-cash preferred unit redemption costs, FFO for the third quarter of 2004 was $17.0 million, or $0.40 per diluted share.

For the nine months ended September 30, 2004, FFO totaled $47.7 million, or $1.12 per diluted share, compared to $20.2 million, or $0.48 per diluted share, for the nine months ended September 30, 2003. Excluding a net non-cash loss on early extinguishment of indebtedness, a non-cash asset impairment charge and non-cash preferred stock and unit redemption costs, FFO for the nine months ended September 30, 2004 was $56.0 million, or $1.32 per diluted share. Excluding severance, proxy contest and related charges and asset impairment charges, FFO for the nine months ended September 30, 2003 was $64.4 million, or $1.53 per diluted share.

The company's FFO per share of $0.40, excluding preferred unit redemption costs, for the third quarter of 2004 was lower than its prior quarter's forecast of $0.42 to $0.43 due primarily to the following items impacting FFO during the quarter:

      - As previously announced on October 4, 2004, as a result of the cumulative damage caused at the company's Tampa, Florida and Orlando, Florida properties by Hurricanes Charley, Frances and Jeanne, the company recorded an additional expense accrual of approximately $703,000, or $0.02 per diluted share, based on preliminary estimates of the casualty losses incurred.

      - The company recorded a severance accrual of approximately $569,000, or $0.01 per diluted share, relating to the elimination of certain property management positions resulting primarily from company downsizing due to recent asset sales.

      - The company incurred consulting expenses of approximately $530,000, or $0.01 per diluted share, relating to a review and valuation of each asset in its real estate portfolio to assist the company with future capital investment decisions and strategic planning.

      - Offsetting these amounts, the company recognized other income of approximately $684,000, or $0.02 per diluted share, relating to forfeited earnest money deposits from terminated property and land sale contracts. As the company previously announced, one of these contracts related to a community held for sale in Atlanta, Georgia that was expected to close in the third quarter of 2004. The company had expected to recognize a net gain of $0.40 per share in connection with the sale of this asset and the assumption of related indebtedness. Since the sale did not close, this net gain was not recognized in the third quarter. The company currently intends to remarket this property for sale.

Total revenues from continuing operations were $79.8 million for the third quarter of 2004, compared to $75.0 million for the third quarter of 2003. For the nine months ended September 30, 2004, total revenues from continuing operations were $232.0 million, compared to $221.8 million for the same period in 2003.

MATURE COMMUNITY DATA

For the third quarter of 2004, average economic occupancy at the company's 57 mature (same store) communities, containing 21,954 apartment units, was 94.2%, compared to 92.7% for the third quarter of 2003. For the nine months ended September 30, 2004, average economic occupancy for these mature communities was 93.5%, compared to 91.5% for the same period in 2003.

Total revenues for the mature communities increased 0.5% during the third quarter of 2004, compared to the third quarter of 2003, and operating expenses increased 2.5%, resulting in a 0.8% decline in same store net operating income
(NOI), or $0.3 million. For the nine months ended September 30, 2004, total revenues for the mature communities increased 0.4% compared to the same period in 2003, while operating expenses increased 4.0%, resulting in a 1.9% decline in same store NOI, or $2.2 million.

On a sequential basis, total revenues for the mature communities increased 0.7% and operating expenses increased 1.8%, resulting in substantially equivalent NOI for the third and second quarters of 2004. For the third quarter of 2004, average economic occupancy was 94.2% compared to 93.6% for the second quarter of 2004.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.

Said David P. Stockert, CEO and President, "We are pleased that we were able to produce growth in revenue from our core portfolio during the third quarter consistent with our expectations. Occupancy and average rents increased modestly on a sequential basis reflecting the gradual firming of apartment market conditions."

CAPITAL REINVESTMENT AND FINANCING ACTIVITY

During the third quarter of 2004, the Company used a portion of the proceeds from prior quarter asset sales to redeem its 8.0% Series D cumulative redeemable preferred units totaling $70 million on September 3, 2004, and to repay its 6.69% medium term notes totaling $10 million, which matured on September 22, 2004.

Total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt) decreased from 44.7% at September 30, 2003 to 44.4% at September 30, 2004. Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt) also decreased from 52.7% at September 30, 2003 to 48.1% at September 30, 2004. Variable rate debt as a percentage of total debt decreased from 20.3% at September 30, 2003 to 12.9% at September 30, 2004. A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the company's financial statements is included in the financial data (Table 4) accompanying this press release.

On October 12, 2004, Post Apartment Homes, L.P., the operating subsidiary of Post Properties, Inc., closed a public offering of $100 million aggregate principal amount of senior unsecured notes due October 2011. The notes bear interest at a rate of 5-1/8% and were purchased by investors at a price of $998.31 per $1,000 in principal amount.

On October 7, 2004, Post Apartment Homes completed its tender offer to purchase for cash any and all of its outstanding 8-1/8% notes due June 2005. Approximately $88.0 million aggregate principal amount of the notes were validly tendered prior to the expiration of the offer for a purchase price of $1,039.81 per $1,000 in principal amount. In the fourth quarter of 2004, the company expects to record a charge of approximately $4.0 million relating to the early extinguishment of this indebtedness. Post Apartment Homes paid for such notes validly tendered by borrowing under its revolving credit facility. Post Apartment Homes repaid amounts outstanding under its revolving credit facility with the proceeds of the offering of its senior unsecured 5-1/8% notes due October 2011.

Said Christopher J. Papa, EVP & CFO, "We continued to strengthen our balance sheet by delivering on our intended redemption of high-coupon preferred equity and debt, and by successfully reducing our exposure to 2005 debt maturities while taking advantage of the prevailing low interest rate environment."

OUTLOOK

The estimates presented below are forward-looking and are based on current apartment market and general economic conditions and other risks outlined below. Management believes that the Company's net loss available to common shareholders per diluted share for the fourth quarter of 2004 will be in a range of $0.12 to $0.14. Management believes that the Company's FFO per share for the fourth quarter of 2004 will be in a range of $0.35 to $0.37, or $0.44 to $0.46, excluding the loss on early extinguishment of indebtedness.

The estimates of per share FFO for the fourth quarter of 2004 are based on the following assumptions: same store NOI comparable to or slightly higher than in the third quarter; lower preferred unit distribution requirements resulting from the preferred unit redemption in the third quarter of 2004; reduced interest expense on fixed-rate debt resulting from the tender and refinancing of bonds described above; increased short-term interest rates; and lower general and administrative costs and property operating and maintenance expenses, compared to the third quarter, primarily due to certain expenses incurred during the third quarter, which are not expected to recur in the fourth quarter. The company expects, however, that general and administrative costs will continue to be modestly higher than normal due to higher legal and professional fees associated with shareholder litigation and other related matters and the company's initial implementation of the internal control compliance requirements of Sarbanes-Oxley.

A reconciliation of projected net income per diluted share to projected FFO per diluted share for the fourth quarter of 2004 is included in the financial data (Table 5) accompanying this press release.

SUPPLEMENTAL FINANCIAL DATA

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company's operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company's website. The Company's earnings release and the Supplemental Financial Data are available through the Company's web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PPS&script=700.

The ability to access the attachments on the Company's web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

NON-GAAP FINANCIAL MEASURES AND OTHER DEFINED TERMS

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company's website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations ("AFFO"), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITS.

FUNDS FROM OPERATIONS - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. In October 2003, NAREIT issued additional guidance modifying the definition of FFO. The first modification revised the treatment of asset impairment losses and impairment losses incurred to write-down assets to their fair value at the date assets are classified as held for sale, to include such losses in FFO. Previously, such losses were excluded from FFO consistent with the treatment of gains and losses on property sales. The second modification clarified the treatment of original issue costs and premiums paid on preferred stock redemptions to deduct such costs and premiums in determining FFO available to common shareholders. This modification was consistent with the treatment of these costs under GAAP. The Company has adopted the modifications to the definition of FFO for all periods presented. FFO presented in the Company's press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company's FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that "since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company's results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to FFO.

ADJUSTED FUNDS FROM OPERATIONS - The Company also uses adjusted funds from operations ("AFFO") as an operating measure. AFFO is defined as FFO less operating capital expenditures. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT's ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled "net income available to common shareholders" is the most directly comparable GAAP measure to AFFO.

PROPERTY NET OPERATING INCOME - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT's operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled "net income" is the most directly comparable GAAP measure to NOI.

SAME STORE CAPITAL EXPENDITURES - The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company's other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

FFO AND AFFO EXCLUDING CERTAIN CHARGES - The Company uses FFO and AFFO excluding certain preferred stock and unit redemption costs, severance, proxy, loss on early extinguishment of debt and impairment charges as operating measures. The Company reports FFO and AFFO excluding certain charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The Company further believes that charges of the nature incurred in 2004 and 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company's performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company's consolidated statements of operations entitled "net income available to common shareholders."

DEBT STATISTICS AND DEBT RATIOS - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner's share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company's debt agreements, including, among others, the Company's senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company's liquidity.

ECONOMIC GAINS ON PROPERTY SALES - The Company uses economic gains on property sales as a supplemental measure of operating performance. Economic gains on property sales are defined as gains on property sales in accordance with GAAP, before accumulated depreciation and any prior period write-downs for asset impairment charges on such assets. The Company believes economic gains on property sales is an important supplemental measure to gains on property sales in accordance with GAAP because it assists investors and analysts in understanding the relationship between the cash proceeds from the sale of an asset and the cash invested in that asset. The Company believes the line on its consolidated statement of operations entitled "gains on property sales - discontinued operations" is the most directly comparable GAAP measure to economic gains on property sales.

AVERAGE ECONOMIC OCCUPANCY - The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

CONFERENCE CALL INFORMATION

The Company will hold its quarterly conference call on Tuesday, November 2, 2004, at 10 a.m. EST. The telephone numbers are 800-565-5442 for US and Canada callers and 913-981-5591 for international callers. The access code is 842912. The conference call will be open to the public and can be listened to live on Post's Web site at www.postproperties.com under corporate information. The replay will begin at 1:00 p.m. EST on November 2, and will be available until Monday, November 8, at 11:59 p.m. EST. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 842912. A replay of the call also will be available through Friday, December 31, on Post's Web site. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available on the Company's website at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PPS&script=700 prior to the quarterly conference call.

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company's mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 24,700 apartment homes in 65 communities, including 666 apartment homes held in three unconsolidated joint ventures.

FORWARD LOOKING STATEMENT:

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company's projected net income per diluted share and projected FFO per diluted share for the fourth quarter of 2004. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company's actual results to differ materially from the expected results described in the Company's forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company's markets and the effect on occupancy and rental rates; the impact of competition on the Company's business, including competition for tenants and development locations; the Company's ability to obtain financing or self-fund the development or acquisition of additional apartment communities; the uncertainties associated with the Company's current and planned future real estate development, including actual costs exceeding the Company's budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company's filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's current report on Form 8-K dated October 6, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 8-K under the caption "Risk Factors" are specifically incorporated by reference into this press release.

FINANCIAL HIGHLIGHTS

(Unaudited; in thousands, except per share and unit amounts)

                                                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                  SEPTEMBER 30,             SEPTEMBER 30,
                                                             ---------------------     ---------------------
                                                               2004         2003         2004        2003
                                                             --------     --------     --------    ---------
OPERATING DATA
Revenues from continuing operations......................    $ 79,792     $ 75,027     $232,027    $ 221,761
Net income (loss) available to common shareholders.......    $ (5,512)    $ (4,514)    $ 92,785    $  (3,135)
Funds from operations available to common shareholders
  and unitholders (Table 1)..............................    $ 15,176     $ 16,759     $ 47,678    $  20,194
Funds from operations available to common shareholders
  and unitholders, excluding certain charges (Table 1)...    $ 16,986     $ 20,103     $ 55,958    $  64,393

Weighted average shares outstanding - diluted............      39,892       37,857       39,694       37,524
Weighted average shares and units outstanding - diluted..      42,433       42,206       42,457       42,104

PER COMMON SHARE DATA - DILUTED
Net income (loss) available to common shareholders.......    $  (0.14)    $  (0.12)    $   2.34    $   (0.08)

Funds from operations available to common shareholders
  and unitholders (Table 1)(1)...........................    $   0.36     $   0.40     $   1.12    $    0.48

Funds from operations available to common shareholders
  and unitholders, excluding certain charges (Table 1)(1)    $   0.40     $   0.48     $   1.32    $    1.53

Dividends declared.......................................    $   0.45     $   0.45     $   1.35    $    1.35

      (1) Funds from operations per share for the three and nine months ended September 30, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 98 and 67 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004.

TABLE 1
RECONCILIATION OF NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS TO FUNDS FROM OPERATIONS AVAILABLE TO COMMON SHAREHOLDERS AND UNITHOLDERS (Unaudited; in thousands, except per share amounts)

                                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                    SEPTEMBER 30,             SEPTEMBER 30,
                                                                 2004         2003         2004          2003
                                                               --------     --------     ---------     --------
Net income (loss) available to common shareholders.........    $ (5,512)    $ (4,514)    $  92,785     $ (3,135)
Minority interest of common unitholders - continuing
  operations...............................................        (406)        (457)       (1,125)      (3,160)
Minority interest in discontinued operations...............        (273)          11         7,584        2,783
Gains on property sales - discontinued operations..........           -         (185)     (113,739)     (33,690)
Gains on property sales - unconsolidated entities..........           -            -             -       (8,395)
Depreciation on wholly-owned real estate assets, net.......      21,035       21,571        61,180       64,555
Depreciation on real estate assets held in unconsolidated
  entities.................................................         332          333           993        1,236
                                                               --------     --------     ---------     --------
Funds from operations available to common shareholders
  and unitholders..........................................      15,176       16,759        47,678       20,194
Redemption costs on preferred stock and preferred units....       1,810            -         3,526            -
Severance charges..........................................           -            -             -       21,506
Proxy contest and related costs............................           -            -             -        5,231
Loss on early extinguishment of indebtedness associated
  with asset sales (1).....................................           -            -         4,128            -
Asset impairment charges...................................           -        3,344           626       17,462
                                                               --------     --------     ---------     --------
Funds from operations available to common shareholders
  and unitholders, excluding certain charges...............    $ 16,986     $ 20,103     $  55,958     $ 64,393
                                                               ========     ========     =========     ========
Weighted average shares and units outstanding - diluted (2)      42,531       42,206        42,524       42,104
                                                               ========     ========     =========     ========
Funds from operations - per diluted share and unit (2).....    $   0.36     $   0.40     $    1.12     $   0.48
                                                               ========     ========     =========     ========
Funds from operations, excluding certain charges - per
  diluted share and unit (2)...............................    $   0.40     $   0.48     $    1.32     $   1.53
                                                               ========     ========     =========     ========

      (1) Includes the write-off of unamortized deferred costs of $3,187 relating to tax-exempt indebtedness assumed in connection with the sale of five properties in June 2004, plus a loss of $941 relating to terminated interest rate cap agreements that were used as cash flow hedges of the assumed debt.

      (2) Funds from operations per share for the three and nine months ended September 30, 2004 were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 98 and 67 shares, respectively. Such dilutive securities were antidilutive to all income per share computations in 2004.

TABLE 2
RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO GAAP NET INCOME (In thousands)

                                                             THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                   ---------------------------------------     ---------------------------
                                                   SEPTEMBER 30, SEPTEMBER 30,    JUNE 30,     SEPTEMBER 30,  SEPTEMBER 30,
                                                       2004          2003          2004           2004           2003
                                                   ------------  ------------    ---------     ------------   ------------
Total same store NOI............................     $ 39,715      $ 40,041      $  39,699      $ 118,849      $ 121,090
Property NOI from other operating
  segments......................................        3,209         1,867          3,603          9,583          3,945
                                                     --------      --------      ---------      ---------      ---------
Consolidated property NOI.......................       42,924        41,908         43,302        128,432        125,035
Add (subtract):
   Other revenues...............................          814           102             45            936            379
   Interest income..............................          247           223            213            639            708
   Minority interest in consolidated property
    partnerships................................          167           677            303            742          1,359
   Depreciation.................................      (21,864)      (21,553)       (21,177)       (64,227)       (62,096)
   Interest expense.............................      (17,299)      (17,122)       (16,726)       (50,306)       (49,001)
   Amortization of deferred financing costs.....       (1,066)       (1,084)        (1,092)        (3,273)        (2,839)
   General and administrative...................       (6,017)       (3,738)        (5,477)       (16,136)       (10,703)
   Development costs and other expenses.........         (283)         (274)          (381)        (1,200)          (841)
   Proxy contest and related costs..............            -             -              -              -         (5,231)
   Severance charges............................            -             -              -              -        (21,506)
   Equity in income of unconsolidated
    entities....................................          420            60            207            843          7,768
   Minority interest of preferred unitholders...         (980)       (1,400)        (1,400)        (3,780)        (4,200)
   Minority interest of common unitholders......          406           457            246          1,125          3,160
                                                     --------      --------      ---------      ---------      ---------
   Income (loss) from continuing operations.....       (2,531)       (1,744)        (1,937)        (6,205)       (18,008)
   Income from discontinued operations..........          738            92        103,047        108,932         23,460
                                                     --------      --------      ---------      ---------      ---------
Net income (loss)...............................     $ (1,793)     $ (1,652)     $ 101,110      $ 102,727      $   5,452
                                                     ========      ========      =========      =========      =========

TABLE 3
SAME STORE NET OPERATING INCOME (NOI) SUMMARY BY MARKET
(In thousands)

                                                         THREE MONTHS ENDED,
                                                -------------------------------------                            3Q `04
                                                SEPTEMBER 30,  SEPTEMBER 30,  JUNE 30,     3Q `03      2Q `04    % SAME
                                                    2004          2003         2004      % CHANGE    % CHANGE   STORE NOI
                                                ------------   ------------   -------    --------    --------   ---------
Rental and other revenues
   Atlanta...................................      $33,503       $33,613      $33,386       (0.3)%       0.4%         -
   Dallas....................................       12,538        12,681       12,481       (1.1)%       0.5%         -
   Tampa.....................................        4,641         4,504        4,517        3.0%        2.7%         -
   Washington, DC............................        5,522         5,266        5,444        4.9%        1.4%         -
   Charlotte.................................        3,229         3,127        3,226        3.3%        0.1%         -
   Other.....................................        6,329         6,261        6,220        1.1%        1.8%         -
                                                   -------       -------      -------
     Total rental and other revenues.........       65,762        65,452       65,274        0.5%        0.7%         -
                                                   -------       -------      -------

Property operating and maintenance expenses
 (exclusive of depreciation and amortization)
   Atlanta...................................       12,609        12,601       12,480        0.1%        1.0%         -
   Dallas....................................        5,971         5,423        5,788       10.1%        3.2%         -
   Tampa.....................................        1,887         1,857        1,806        1.6%        4.5%         -
   Washington, DC............................        1,708         1,764        1,760       (3.2)%      (3.0)%        -
   Charlotte.................................        1,105         1,136        1,022       (2.7)%       8.1%         -
   Other.....................................        2,767         2,630        2,719        5.2%        1.8%         -
                                                   -------       -------      -------
     Total...................................       26,047        25,411       25,575        2.5%        1.8%         -
                                                   -------       -------      -------
Net operating income
   Atlanta...................................       20,894        21,012       20,906       (0.6)%      (0.1)%     52.6%
   Dallas....................................        6,567         7,258        6,693       (9.5)%      (1.9)%     16.5%
   Tampa.....................................        2,754         2,647        2,711        4.0%        1.6%       6.9%
   Washington, DC............................        3,814         3,502        3,684        8.9%        3.5%       9.6%
   Charlotte.................................        2,124         1,991        2,204        6.7%       (3.6)%      5.3%
   Other.....................................        3,562         3,631        3,501       (1.9)%       1.7%       9.1%
                                                   -------       -------      -------
     Total same store NOI....................      $39,715       $40,041      $39,699       (0.8)%       0.0%     100.0%
                                                   =======       =======      =======

                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                   ----------------------
                                                     2004          2003     % CHANGE
                                                   --------      --------   --------
Rental and other revenues
   Atlanta...................................      $ 99,776      $100,091     (0.3)%
   Dallas....................................        37,500        37,603     (0.3)%
   Tampa.....................................        13,715        13,350      2.7%
   Washington, DC............................        16,331        15,667      4.2%
   Charlotte.................................         9,606         9,207      4.3%
   Other.....................................        18,817        19,081     (1.4)%
                                                   --------      --------
     Total rental and other revenues.........       195,745       194,999      0.4%
                                                   --------      --------

Property operating and maintenance expenses
 (exclusive of depreciation and amortization)
   Atlanta...................................        37,441        36,364      3.0%
   Dallas....................................        17,188        15,972      7.6%
   Tampa.....................................         5,683         5,445      4.4%
   Washington, DC............................         5,274         5,130      2.8%
   Charlotte.................................         3,162         3,270     (3.3)%
   Other.....................................         8,148         7,728      5.4%
                                                   --------      --------
     Total...................................        76,896        73,909      4.0%
                                                   --------      --------
Net operating income
   Atlanta...................................        62,335        63,727     (2.2)%
   Dallas....................................        20,312        21,631     (6.1)%
   Tampa.....................................         8,032         7,905      1.6%
   Washington, DC............................        11,057        10,537      4.9%
   Charlotte.................................         6,444         5,937      8.5%
   Other.....................................        10,669        11,353     (6.0)%
                                                   --------      --------
     Total same store NOI....................      $118,849      $121,090     (1.9)%
                                                   ========      ========

TABLE 4
COMPUTATION OF DEBT RATIOS
(In thousands)

                                                                                           AS OF SEPTEMBER 30,
                                                                                       ----------------------------
                                                                                          2004             2003
                                                                                       ----------       -----------
Total real estate assets per balance sheet.......................................      $1,996,269       $ 2,158,879
Plus:
Company share of real estate assets held in unconsolidated entities..............          43,715            44,897
Company share of accumulated depreciation - assets held in unconsolidated
 entities........................................................................           3,065             1,738
Accumulated depreciation per balance sheet.......................................         495,048           411,312
Accumulated depreciation on assets held for sale.................................           7,836            82,286
                                                                                       ----------       -----------
Total undepreciated real estate assets (A).......................................      $2,545,933       $ 2,699,112
                                                                                       ==========       ===========

Total debt per balance sheet.....................................................      $1,099,980       $ 1,255,280
Plus:
Company share of third party debt held in unconsolidated entities................          29,240             5,892
Less:
Joint venture partner's share of construction debt to the Company................               -           (54,309)
                                                                                       ----------       -----------
Total debt (adjusted for joint venture partner's share of debt) (B)..............      $1,129,220       $ 1,206,863
                                                                                       ==========       ===========

Total debt as a % of undepreciated real estate assets (adjusted for joint venture
 partner's share of debt) (B/A)..................................................            44.4%             44.7%
                                                                                       ==========       ===========

Total debt per balance sheet.....................................................      $1,099,980       $ 1,255,280
Plus:
Company share of third party debt held in unconsolidated entities................          29,240             5,892
Preferred shares at liquidation value............................................          95,000           145,000
Preferred units at liquidation value.............................................               -            70,000
Less:
Joint venture partner's share of construction debt to the Company................               -           (54,309)
                                                                                       ----------       -----------
Total debt and preferred equity (adjusted for joint venture partner's share of
 debt) (C).......................................................................      $1,224,220       $ 1,421,863
                                                                                       ==========       ===========

Total debt and preferred equity as a % of undepreciated assets (adjusted for
 joint venture partner's share of debt) (C/A)....................................            48.1%             52.7%
                                                                                       ==========       ===========

TABLE 5
RECONCILIATION OF FORECASTED NET LOSS PER COMMON SHARE TO
FORECASTED FUNDS FROM OPERATIONS PER COMMON SHARE

                                                                THREE MONTHS ENDED
                                                                DECEMBER 31, 2004
                                                              ----------------------
                                                              LOW RANGE   HIGH RANGE
                                                              ---------   ----------
Forecasted net loss, per share ...........................     $(0.14)      $(0.12)
Forecasted real estate depreciation, per share ...........       0.49         0.49
                                                               ------       ------
Forecasted funds from operations, per share ..............       0.35         0.37
Forecasted loss on early extinguishment of debt, per share       0.09         0.09
                                                               ------       ------
Forecasted funds from operations, excluding debt
  extinguishment costs, per share ........................     $ 0.44       $ 0.46
                                                               ======       ======